Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of China Commercial Credit, Inc. on Form S-1 of our report dated April 22, 2013, with respect to our audits of the consolidated financial statements of China Commercial Credit, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk llp
New York, New York
January 14, 2014

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